SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2008

HEALTHEXTRAS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-31014	52-2181356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Appointment of Certain Officers; Departure of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2008, HealthExtras, Inc. (the “Company”) announced that Hai Tran is joining the Company as Chief Financial Officer, effective July 1, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company entered into an employment agreement with Mr. Tran on March 26, 2008. Mr. Tran’s employment agreement was approved by the Compensation Committee, which is composed solely of independent directors, and ratified by the Board of Directors. Mr. Tran’s employment agreement provides for a 3-year term that will commence on the first day of his employment with us. There is no automatic extension of the employment agreement term and the employment agreement contains provisions involving termination of his employment, as well as provisions relating to a Change in Control of the Company. Mr. Tran will serve as the Company’s Chief Financial Officer beginning on July 1, 2008, though he will begin active employment with us prior to that time. Michael P. Donovan will be transitioning out of the role of Chief Financial Officer effective July 1, 2008. After July 1, 2008, Mr. Donovan will remain with the Company and provide support on business development opportunities.

Mr. Tran’s employment agreement provides for a base salary of $295,000. It also provides for target ranges for annual cash and stock incentive awards, with Mr. Tran’s annual cash incentive award target ranging from 0% to 100% of his base salary, with a 50% of base salary target, and his potential annual restricted stock incentive award ranging from 10,000 to 20,000 shares, with a target of 15,000 shares. In addition, the employment agreement provides for, among other things, participation by Mr. Tran in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include three weeks paid vacation per year and term life insurance equal to at least three times his base salary. In addition, pursuant to his employment agreement, Mr. Tran will receive a restricted stock grant covering 25,000 shares of our common stock. The grant will be subject to the terms of a restricted stock agreement and our equity plan, including a four year vesting schedule. The employment agreement provides that all of the restricted stock and unvested equity awards held by Mr. Tran at the time of a Change in Control will become immediately vested at the time of a Change in Control.

The employment agreement also provides Mr. Tran with certain payments and benefits upon termination of service, including a termination after a Change in Control. Upon a termination of employment without Cause or for Good Reason, Mr. Tran would be entitled to accelerated vesting of restricted stock and other unvested equity awards equal to the amount that would have vested over the twelve month period following termination and severance payments equal to two times base salary payable over the 12 month period following the termination date and Company paid healthcare benefits for a period of 12 months following termination date. In the event that a termination of employment without Cause or for Good Reason occurs within 12 months following a Change in Control, Mr. Tran would be entitled to the same severance payable in a lump sum, plus an additional lump sum severance payment equal to two times his targeted bonus. In the event that a termination of employment without Cause occurs within the first 9 months following Mr. Tran’s start date, 25% of Mr. Tran’s initial stock grant would immediately vest and additionally, Mr. Tran would only be entitled to receive severance payments equal to one times base salary payable over the 12 month period following the termination date and Company paid healthcare benefits for a period of 12 months following the termination date. However, provisions in Mr. Tran’s employment agreement regarding termination of employment without Cause occurring within the first 9 months of the start date will not apply if the termination also occurs after a Change in Control or the date Mr. Blair is no longer CEO of the Company. All of the severance payments and benefits are subject to a possible 280G cut back and the receipt of severance payments are subject to Mr. Tran signing a release. Also, payments may be delayed for 6 months due to Section 409A of the Internal Revenue Code.

Pursuant to the employment agreement, Mr. Tran is subject to certain restrictions, including a 12 month non-solicit of customers, 12 month non-solicit and no-hire of employees and a 12 month non-compete. However, if termination occurs within 12 months following a Change in Control, he will be subject to a 24 month non-compete. The employment agreement also provides for a non-disclosure of confidential information into perpetuity and also an invention assignment agreement.

The employment agreement provides entitlement to reasonable legal fees if a dispute arises within 12 months following a Change in Control regarding the payment of severance. Lastly, to the extent required by the Sarbanes Oxley Act, if we are required to prepare an accounting restatement due to our material noncompliance (as a result of misconduct) with financial reporting requirements under the securities laws, Mr. Tran will be required to reimburse the Company for any bonus or equity based compensation that he received during the 12 month period preceding the filing of such document.

The foregoing description of the employment agreement is only a summary and is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement dated March 26, 2008 between HealthExtras, Inc. and Hai Tran

99.1	Press Release, dated April 4, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEXTRAS, INC.

Date: April 4, 2008	By:	/s/ Thomas M. Farah
	Name:	Thomas M. Farah
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated March 26, 2008 between HealthExtras, Inc. and Hai Tran

99.1	Press Release, dated April 4, 2008